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                        [LETTERHEAD OF MORGAN STANLEY]


                                                 December 4, 1997


Board of Directors
Rohr, Inc.
850 Lagoon Drive
Chula Vista, CA 91910


Members of the Board:

We understand that Rohr, Inc. ("Rohr" or the "Company"), The BFGoodrich Company ("BFGoodrich" or the "Buyer") and Midwest Acquisition Corporation, a wholly owned subsidiary of BFGoodrich ("Acquisition Sub") have entered into an Agreement and Plan of Merger dated as of September 22, 1997 (the "Merger Agreement"), which provides, among other things, for the merger (the "Merger") of Acquisition Sub with and into Rohr. Pursuant to the Merger, the Company will become a wholly-owned subsidiary of BFGoodrich and each outstanding share of common stock, par value of $1 per share ("Rohr Common Stock"), of Rohr, other than shares held in treasury or by the Buyer or any subsidiary of the Company or the Buyer, shall be converted into the right to receive 0.7 of a share (the "Exchange Ratio") of common stock, par value $5 per share, of BFGoodrich ("BFGoodrich Common Stock"). The terms and conditions of the Merger are more fully set forth in the Merger Agreement.

You have asked for our opinion as to whether the Exchange Ratio pursuant to the Merger Agreement is fair from a financial point of view to the holders of shares of Rohr Common Stock.

For purposes of the opinion set forth herein, we have:

     (i) reviewed certain publicly available financial statements and other information of Rohr and BFGoodrich, respectively;

     (ii) reviewed certain internal financial statements and other financial and operating data concerning Rohr and BFGoodrich prepared by the managements of Rohr and BFGoodrich, respectively;

     (iii) analyzed certain financial projections prepared by the managements of Rohr and BFGoodrich, respectively;

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                                         [LETTERHEAD OF MORGAN STANLEY]
Board of Directors
December 4, 1997
Page 2


     (iv) discussed the past and current operations and financial condition and the prospects of Rohr with senior executives of Rohr;

     (v) discussed the past and current operations and financial condition and the prospects of BFGoodrich with senior executives of BFGoodrich and analyzed the pro forma impact of the Merger on BFGoodrich's earnings per share and other financial ratios;

     (vi) reviewed the reported prices and trading activity for Rohr Common Stock and BFGoodrich Common Stock;

     (vii) compared the financial performance of Rohr and BFGoodrich and the prices and trading activity of Rohr Common Stock and BFGoodrich Common Stock with that of certain other comparable publicly-traded companies and their securities;

     (viii) reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions;

     (ix) discussed with senior executives of Rohr and BFGoodrich their estimates of certain strategic, financial and operational benefits expected to result from the Merger;

     (x) participated in discussions and negotiations among representatives of Rohr and BFGoodrich and their financial and legal advisors;

     (xi)   reviewed the Merger Agreement; and

     (xii)  performed such other analyses as we have deemed appropriate.

We have assumed and relied upon without independent verification the accuracy and completeness of the information reviewed by us for the purposes of this opinion. With respect to the financial projections, including estimates of the strategic, financial and operational benefits expected to result from the Merger, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the future financial performance of Rohr and BFGoodrich. In addition, we have assumed that the Merger will be treated as a "pooling-of-interests" business combination in accordance with U.S. Generally Accepted Accounting Principles and will qualify as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code of 1986. We have also assumed that the Merger will be consummated in accordance with the terms set forth in the Merger Agreement. We have not made any independent valuation or appraisal of the assets or liabilities of the Company, nor have we been furnished with any such appraisals. Our opinion is necessarily based on economic,

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                                         [LETTERHEAD OF MORGAN STANLEY]
Board of Directors
December 4, 1997
Page 3


market and other conditions as in effect on, and the information made available to us as of, the date hereof.

In arriving at our opinion, we were not authorized to solicit, and did not solicit, interest from any party with respect to the acquisition of Rohr.

We have acted as financial advisor to the Board of Directors of the Company in connection with this transaction and will receive a fee for our services. In the past, Morgan Stanley & Co. Incorporated and its affiliates have provided financial advisory and financing services for the Company, the Buyer and certain of the Buyer's affiliates, and have received fees for the rendering of these services.

It is understood that this letter is for the information of the Board of Directors of Rohr and may not be used for any other purpose without our prior written consent. In addition, this opinion does not in any manner address the prices at which BFGoodrich will trade following the consummation of the merger and we express no opinion and make no recommendation as to how the holders of Rohr Common Stock should vote at the stockholders' meeting held in connection with the Merger.

Based on and subject to the foregoing, we are of the opinion on the date hereof that the Exchange Ratio pursuant to the Merger Agreement is fair from a financial point of view to the holders of shares of Rohr Common Stock.

                                            Very truly yours,

                                            MORGAN STANLEY & CO. INCORPORATED


                                            By:  /s/ GORDON E. DYAL
                                                 -------------------------------
                                                 Gordon E. Dyal
                                                 Managing Director